EXHIBIT 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Alliance Financial Announces Second Quarter Earnings

Syracuse, NY, July 20, 2006 - Alliance Financial Corporation (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the second quarter of 2006 was $1.97 million, or $0.54 per diluted share, an increase of 12.8% compared with $1.75 million, or $0.48 per diluted share in the year-ago quarter. Earning asset growth and higher non-interest income offset the effect of a contraction in the company’s net interest margin, which resulted from the continuing flat yield curve and highly competitive deposit pricing.

Jack H. Webb, President and CEO of Alliance said, “Our increased earnings in the second quarter reflect the positive impact of our lending strategies and initiatives designed to increase our non-interest income and control expenses.”

Total assets were $990.5 million at June 30, 2006, a decrease of $9.5 million from March 31, 2006, but up $10.1 million from December 31, 2005. Total loans and leases (net of unearned income) increased $18.2 million in the second quarter, and were up $30.3 million compared with December 31, 2005. A $31.9 million decrease in investments and federal funds sold in the second quarter was used to fund the growth in the loan and lease portfolio and a net deposit outflow of $12.0 million during the quarter.

The company’s lease portfolio (net of unearned income) increased $13.8 million in the second quarter, and totaled $83.9 million, which represented 12.3% of total loans and leases, compared with $70.1 million (10.5% of total loans and leases) and $65.2 million (10.0% of total loans and leases) at March 31, 2006 and December 31, 2005, respectively.

Webb continued, “We are pleased with the growth in our leasing portfolio, which is an important component of our overall growth strategy. With credit characteristics that are comparable to our traditional commercial lending business, our leasing initiative provides an additional source of quality earning assets.”

The company originates leases through reputable, well-established middle market leasing companies, and through vendor and direct customer relationships, with an emphasis on the medical and university sectors. The leases are underwritten using the company’s typical commercial credit standards, and the collateral securing the leases is generally readily marketable.

Residential mortgages and indirect auto loans increased $4.4 million and $6.6 million, respectively, in the second quarter, but were little changed as a percent of the overall portfolio at June 30, 2006 compared with the end of the first quarter.

Total deposits were $771.5 million at June 30, 2006, a decrease of $12.0 million from March 31, 2006, but were up $32.4 million from December 31, 2005. Time account growth slowed in the second quarter to $9.0 million, compared with growth of $26.0 million in the first quarter of 2006, reflecting the impact of the company’s strategies related to time deposit pricing and competitive factors. Money market accounts decreased $26.6 million in the second quarter as a result of a $19.9 million decrease in municipal money market accounts primarily due to seasonal usage of funds by the company’s municipal customers. The balance of the decrease in money market accounts is due to a continuing shift of retail deposits to higher yielding short-term time accounts. Checking accounts increased $8.1 million in the second quarter of 2006, and are up $14.4 million compared with December 31, 2005, due primarily to successful commercial business development efforts and to timing of customer transaction activity.

Nonperforming assets decreased $1.5 million in the second quarter, and were $848,000 or 0.09% of total assets, compared with $2.3 million or 0.23% at March 31, 2006. The payoff of two nonperforming commercial relationships totaling $756,000 played a large part in the decrease in nonperforming assets during the second quarter. The provision for loan and lease losses was $417,000 in the second quarter of 2006, compared with $385,000 in the year-ago quarter. Net charge-offs were $293,000 in the three months ended June 30, 2006, compared with $73,000 in the year-ago quarter, the increase resulting primarily from the disposition of one commercial relationship in the second quarter of 2006. The ratio of the allowance for loan and lease losses to nonperforming loans and leases was 623.9% at June 30, 2006, compared with 304.7% at December 31, 2005.

Net interest income totaled $6.6 million in the three months ended June 30, 2006, a decrease of $73,000 compared with the second quarter of 2005. Growth in average earning assets of $71.7 million in the second quarter (primarily in leases and indirect auto loans) compared with the year-ago quarter partially offset the effect of a 27 basis point decrease in the company’s net interest margin. The growth in average earning assets was funded primarily through increases in average time deposits and average non-interest bearing deposits of $83.1 million and $17.4 million, respectively, offset by decreases in average money market accounts and average borrowings of $22.1 million and $16.5 million, respectively. Also impacting net interest income in the second quarter of 2006 was the recovery of approximately $130,000 of past due interest from payoffs of nonperforming loans.

Higher short-term interest rates and the persistently flat yield curve over the past year, along with highly competitive deposit pricing continued to negatively impact the company’s net interest margin. An increase in our earning asset yield of 60 basis points in the second quarter of 2006 compared with the same quarter in 2005 was offset by an increase in the company’s cost of interest-bearing liabilities of 105 basis points over the same period. The net interest margin on a tax-equivalent basis was 3.05% in the second quarter of 2006, compared with 3.32% in the second quarter of 2005, and 3.04% in the first quarter of 2006. The net interest margin would have been 2.99% in the second quarter of 2006 without the effect of the nonperforming loan payoffs.

We expect the highly competitive deposit pricing in our markets, along with the migration of savings and money market deposits to higher rate short time accounts will continue for the foreseeable future. These conditions, along with the current flat yield curve, will continue to pressure our net interest margin in coming quarters. The company will continue to seek opportunities for additional growth in non-interest income and expense savings in an effort to reduce the impact continuing margin compression may have on earnings.

Non-interest income was $4.0 million in the second quarter of 2006, which was an increase of $458,000 or 12.8% compared with $3.6 million in the second quarter of 2005. Service charges on deposit accounts increased $286,000 or 41.2% resulting primarily from changes to certain fees in the fourth quarter of 2005 and growth in our customer base over the past year. Card- related fees increased $58,000 or 25.3% due to an increase in customer debit card utilization. Rental income from leases decreased $27,000 or 11.7% due to the declining balances in our operating leases. We ceased originating operating leases in early 2004, and as a result, rental income will continue to decline in the second half of 2006, during which time substantially all of the remaining rental income from these leases will be recognized. Non-interest income (excluding loss on sales of securities) comprised 37.8% of revenue in the second quarter of 2006 compared with 34.9% in the year-ago quarter.

Non-interest expenses were $7.7 million in the quarter ended June 30, 2006, which was an increase of $90,000 or 1.2% compared to $7.6 million in the second quarter of 2005. Salaries and benefits decreased $364,000 or 8.5% in the second quarter of 2006 compared with the year-ago quarter primarily due to efficiencies gained through the implementation of a new staffing model in the first quarter of 2006 and to a $110,000 decrease in benefits expense related to fluctuations in medical claims. Occupancy and equipment expense increased $221,000 or 16.7% due to a $94,000 increase in depreciation on assets under operating leases resulting from lower estimates of the assets residual values. The remaining book value of assets under operating leases was $606,000 at June 30, 2006, which will be substantially depreciated by December 31, 2006. Also contributing to the increase in occupancy and equipment is the timing of branch maintenance and improvement projects and the added cost of operating a new branch that opened in the third quarter of 2005.

For a copy of this release, please refer to the “Investor Information” section on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as a subsidiary that provides banking, commercial leasing, trust and investment services through 21 office locations in Cortland,

Madison, Oneida and Onondaga counties. The Bank also operates a trust administration center in Buffalo, N.Y., and offers lease financing through its wholly owned subsidiary, Alliance Leasing, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment reduce margins; changes in the regulatory environment; general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our trust business will fail to perform as currently anticipated; the continued success of our earnings improvement initiative; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO	(315) 475-4478

ALLIANCE FINANCIAL CORPORATION
Consolidated Financial Information
($ in thousands)
Unaudited

	June 30, 2006	December 31, 2005
Balance Sheet

Cash and Due From Banks	$23,817	$17,972
Federal Funds Sold	—	4,906

Securities Available-for-Sale	240,608	261,368
Federal Home Loan Bank of NY (“FHLB”) Stock	5,051	6,126

Total Loans and Leases, Net of Unearned Income	684,402	654,086
Less Allowance for Loan and Lease Losses	5,170	4,960

Net Loans and Leases	679,232	649,126

Premises and Equipment, Net	12,570	13,032
Accrued Interest Receivable	3,479	3,915
Intangible Asset	9,419	9,671
Other Assets	16,369	14,305

Total Assets	$990,545	$980,421

Total Deposits	$771,488	$739,118

Borrowings	130,140	150,429
Junior Subordinated Obligations issued to
Unconsolidated Subsidiary Trusts	10,310	10,310
Accrued Interest Payable	1,951	2,261
Other Liabilities	6,955	8,732

Total Liabilities	920,844	910,850

Common Stock	3,994	3,979
Surplus	11,938	11,185
Unamortized Value of Restricted Stock	—	(1,453)
Undivided Profits	68,593	66,740
Accumulated Other Comprehensive Income	(3,407)	(1,700)
Treasury Stock	(11,417)	(9,180)

Total Shareholders’ Equity	69,701	69,571

Total Liabilities and Shareholders’ Equity	$990,545	$980,421

Assets Under Trust Department Administration (Market Value)	$862,959	$862,504

ALLIANCE FINANCIAL CORPORATION
Consolidated Financial Information
($ in thousands)
Unaudited

	Quarterly Average		Year to Date Average
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Earning Assets
Federal Funds Sold and Interest Bearing Deposits	$3,569	$1,853	$4,358	$3,729
Securities(1)	256,942	300,437	261,836	298,990
Loans and Leases Receivable
Residential Real Estate Loans	189,762	175,856	188,241	175,714
Commercial Loans	164,916	159,801	162,583	158,139
Leases, Net of Unearned Income	75,796	28,210	71,218	21,381
Indirect Loans	179,734	136,038	176,569	128,537
Other Consumer Loans	67,269	64,152	68,037	63,608

Loans and Leases Receivable, Net of Unearned Income	677,477	564,057	666,648	547,379

Total Earning Assets	937,988	866,347	932,842	850,098

Non-earning assets	50,982	59,283	52,170	57,494

Total Assets	$988,970	$925,630	$985,012	$907,592

Interest Bearing Liabilities
Interest Bearing Checking Accounts	$83,021	$77,224	$84,451	$80,502
Savings Accounts	55,758	61,482	55,591	62,484
Money Market Accounts	173,635	195,690	176,190	183,096
Time Deposits	361,379	278,312	351,711	270,106
Borrowings	131,928	148,404	134,973	147,411
Junior Subordinated Obligations issued to
Unconsolidated Subsidary Trusts	10,310	10,310	10,310	10,310

Total Interest Bearing Liabilities	816,031	771,422	813,226	753,909

Non-Interest Bearing Deposits	93,507	76,125	91,990	75,780
Other Non-interest Bearing Liabilities	9,646	9,128	9,713	8,880

Total Liabilities	103,153	85,253	101,703	84,660
Shareholders’ Equity	69,786	68,955	70,083	69,023

Total Liabilities and Shareholders’ Equity	$988,970	$925,630	$985,012	$907,592

(1)	The amounts shown are amortized cost and include FHLB stock.

ALLIANCE FINANCIAL CORPORATION
Loan and Deposit Composition
($ in thousands)
Unaudited

	June 30, 2006		March 31, 2006		December 31, 2005
	Amount	Percent	Amount	Percent	Amount	Percent

Loan portfolio composition
Residential Real Estate Loans	$191,838	28.0%	$187,423	28.1%	$186,550	28.5%
Commercial Loans	160,803	23.5%	165,461	24.8%	162,350	24.8%
Leases (net of unearned income)	83,941	12.3%	70,108	10.5%	65,172	10.0%
Indirect Loans	182,096	26.6%	175,518	26.4%	172,113	26.3%
Other Consumer Loans	65,724	9.6%	67,644	10.2%	67,901	10.4%

Total Loans and Leases	$684,402	100.0%	666,154	100.0%	654,086	100.0%

(Less)
Allowance for Loan and Lease Losses	(5,170)		(5,046)		(4,960)

Net Loans and Leases	$679,232		$661,108		$649,126

Deposit composition
Non-Interest Checking	$97,649	12.7%	$94,998	12.1%	$91,883	12.4%
Interest Bearing Checking	89,167	11.6%	83,746	10.7%	80,536	10.9%

Total Checking	186,816	24.3%	178,744	22.8%	172,419	23.3%
Savings	54,842	7.1%	57,402	7.3%	55,214	7.5%
Money Market	160,217	20.7%	186,788	23.9%	176,894	23.9%
Time Deposits	369,613	47.9%	360,567	46.0%	334,591	45.3%

Total Deposits	$771,488	100.0%	$783,501	100.0%	$739,118	100.0%

ALLIANCE FINANCIAL CORPORATION
Consolidated Financial Information
($ in thousands)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Income Statement

Interest Income	$13,565	$11,228	$26,274	$21,844
Interest Expense	6,925	4,515	13,099	8,328

Net Interest Income	6,640	6,713	13,175	13,516
Provision for Loan and Lease Losses	417	385	1,417	(159)

Net Interest Income After Provision for Loan and Lease Losses	6,223	6,328	11,758	13,675

Trust & Brokerage Income	2,232	2,136	4,480	3,355
Service Charges on Deposit Accounts	980	694	1,937	1,351
Loss on Sale of Securities Available-for-Sale	—	(22)	—	(22)
Gain on the Sale of Loans	33	68	46	111
Income from Bank Owned Life Insurance	100	101	198	199
Card-related fees	287	229	558	435
Rental Income from Leases	203	230	416	772
Other Non-interest Income	206	147	437	331

Total Non-interest Income	4,041	3,583	8,072	6,532

Salaries and Employee Benefits	3,902	4,266	7,819	8,177
Occupancy and Equipment Expense	1,545	1,324	3,033	3,046
Communication Expense	126	158	261	321
Stationary and Supplies Expense	104	101	211	219
Marketing Expense	153	152	514	335
Amortization of Intangible Asset	126	124	252	166
Other Operating Expense	1,767	1,508	3,456	2,984

Total Operating Expenses	7,723	7,633	15,546	15,248

Net Income Before Taxes	2,541	2,278	4,284	4,959
Provision for Income Taxes	569	530	872	1,197

Net Income	$1,972	$1,748	$3,412	$3,762

Share and Per Share Data

Period Ending Shares Outstanding	3,565,059	3,597,758	3,565,059	3,597,758
Basic Average Shares Outstanding	3,569,033	3,597,397	3,567,638	3,592,539
Diluted Average Shares Outstanding	3,638,442	3,668,813	3,633,035	3,664,774

Basic Earnings Per Share	$0.55	$0.49	$0.96	$1.05
Diluted Earniings Per Share	$0.54	$0.48	$0.94	$1.03
Cash Dividends Declared	$0.22	$0.21	$0.44	$0.42
Book Value	$19.55	$19.70	$19.55	$19.70

ALLIANCE FINANCIAL CORPORATION
Consolidated Financial Information
($ in thousands)
Unaudited

	June 30, 2006	March 31, 2006	December 31, 2005
Asset Quality:
Non-accruing Loans and Leases
Residential Real Estate Loans	$10	$11	$11
Commercial Loans	345	1,094	1,104
Leases	99	251	—
Indirect Loans	76	101	74
Other Consumer Loans	55	157	169

Total Non-accruing Loans and Leases	585	1,614	1,358
Accruing Loans and Leases Delinquent 90 days or more	244	654	270

Total Non-performing Loans and Leases	829	2,268	1,628
Other Real Estate and Repossessed Assets	19	68	6

Total Non-performing Assets	$848	$2,336	$1,634

Allowance for Loan and Lease Losses

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Allowance for Loan and Lease Losses, Beginning of Period	$5,046	$4,829	$4,960	$5,267

Loans and Leases Charged-off	(441)	(203)	(1,511)	(351)
Recoveries of Loans and Leases Previously Charged-off	148	130	304	384

Net Loans and Leases (Charged-off) Recovered	(293)	(73)	(1,207)	33

Provision for Loan and Lease Losses	417	385	1,417	(159)

Allowance for Loan and Lease Losses, End of Period	$5,170	$5,141	$5,170	$5,141

ALLIANCE FINANCIAL CORPORATION
Consolidated Financial Information
($ in thousands)
Unaudited

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Key Ratios

Leverage Ratio	7.52%	7.59%	7.52%	7.59%

Return on Average Assets	0.80%	0.76%	0.69%	0.83%
Return on Average Equity	11.30%	10.14%	9.74%	10.90%
Yield on Earning Assets	6.00%	5.40%	5.85%	5.35%
Cost of Funds	3.39%	2.34%	3.22%	2.21%
Net Interest Margin (Tax Equivalent)	3.05%	3.32%	3.04%	3.39%
Efficiency Ratio	72.31%	74.14%	73.17%	76.06%

Net Loans and Leases Charged-off (Recovered) to Average Loans and Leases, Annualized	0.17%	0.05%	0.36%	(0.01%)
Provision for Loan and Lease Losses to Average Loans and Leases, Annualized	0.25%	0.28%	0.43%	(0.06%)
Allowance for Loan and Lease Losses to Period-end Loans and Leases	0.76%	0.89%	0.76%	0.89%
Allowance for Loan and Lease Losses to Nonperforming Loans and Leases	623.88%	327.09%	623.88%	327.09%
Nonperforming Loans and Leases to Period-end Loans and Leases	0.12%	0.27%	0.12%	0.27%
Nonperforming Assets to Period-end Assets	0.09%	0.17%	0.09%	0.17%

ALLIANCE FINANCIAL CORPORATION
Selected Quarterly Financial Data
($ in thousands, except share data)
Unaudited

	2006		2005
	Second	First	Fourth	Third	Second

Interest Income	$13,565	$12,709	$12,584	$11,997	$11,228
Interest Expense	6,925	6,174	5,743	5,265	4,515

Net Interest Income	6,640	6,535	6,841	6,732	6,713
Provision for Loan and Lease Losses	417	1,000	178	125	385

Net Interest Income after Provision for Loan and Leases Losses	6,223	5,535	6,663	6,607	6,328

Other non-interest income	4,041	4,031	3,899	3,724	3,583

Other non-interest expense	7,723	7,823	8,457	7,734	7,633

Income before Income Tax Expense	2,541	1,743	2,105	2,597	2,278
Income Tax Expense	569	303	342	615	530

Net Income	$1,972	$1,440	$1,763	$1,982	$1,748

Basic Earnings Per Share	$0.55	$0.40	$0.49	$0.55	$0.49

Diluted Earnings Per Share	$0.54	$0.40	$0.48	$0.54	$0.48

Basic Weighted Average Shares Outstanding	3,569,033	3,566,228	3,592,579	3,597,758	3,597,397

Diluted Weighted Average Shares Outstanding	3,638,442	3,639,637	3,664,305	3,669,419	3,668,813

Dividends paid per share	$0.22	$0.22	$0.21	$0.21	$0.21

Net Interest Margin (Tax Equivalent)	3.05%	3.04%	3.19%	3.16%	3.32%
Return on Average Assets	0.80%	0.59%	0.72%	0.82%	0.76%
Return on Average Equity	11.30%	8.18%	9.97%	11.23%	10.14%
Efficiency Ratio	72.31%	74.04%	78.74%	73.97%	74.14%